Registration No. __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUEST DIAGNOSTICS INCORPORATED
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization

16-1387862
(I.R.S. Employer
Identification No.)

Three Giralda Farms
Madison, New Jersey 07940
(Address of principal executive office)

AMENDED AND RESTATED QUEST DIAGNOSTICS INCORPORATED LONG-TERM INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS
(Full title of the Plan)

William J. O’Shaughnessy, Jr.
Quest Diagnostics Incorporated
Three Giralda Farms
Madison, New Jersey 07940
(973) 520-2116

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, Par Value $0.01	400,000 Shares (1)	$56.42	$22,568,000	$1,259.29

(1)

Represents the number of shares of Common Stock authorized for issuance pursuant to the Amended and Restated Quest Diagnostics Incorporated Long-Term Incentive Plan for Non-Employee Directors (the “Plan”).

(2)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices reported for the shares of Common Stock on the New York Stock Exchange on October 22, 2009.

EXPLANATORY NOTE

          Quest Diagnostics Incorporated, a Delaware corporation (the “Corporation” or the “Registrant”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register shares of our common stock, $0.01 par value per share, issuable under our Amended and Restated Quest Diagnostics Incorporated Long-Term Incentive Plan for Non-Employee Directors (the “Plan”).

PART I.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

          The following documents and reports filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

          (a) Annual Report of the Registrant on Form 10-K for the year ended December 31, 2008 filed February 17, 2009 (File No. 001-12215/Film No. 09614149).

          (b) Quarterly Report of the Registrant on Form 10-Q for the quarter ended March 31, 2009 filed April 24, 2009 (File No. 001-12215/Film No. 09770113); Quarterly Report of the Registrant on Form 10-Q for the quarter ended June 30, 2009 filed July 28, 2009 (File No. 001-12215/Film No. 09967892); and Quarterly Report of the Registrant on Form 10-Q for the quarter ended September 30, 2009 filed October 27, 2009 (File No. 001-12215/Film No. 091138045).

          (c) Current Reports on Form 8-K dated January 26, 2009 (File No. 001-12215/Film No. 09544066), February 13, 2009 (File No. 001-12215/Film No. 09603741), March 20, 2009 (File No. 001-12215/Film No. 09694396), April 15, 2009 (File No. 001-12215/Film No. 09751344), April 21, 2009 (File No. 001-12215/Film No. 09760489), July 21, 2009 (File No. 001-12215/Film No. 09954155) and October 20, 2009 (File No. 001-12215/Film No. 091127008).

          (d) The description of the Registrant’s common stock, par value $0.01, set forth in its Registration Statement on Form 10 (File No. 1-12215, Item 11) filed by the Registrant and declared effective on November 26, 1996, including any amendment or report filed for the purpose of updating such description.

                    In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          Not applicable.

Item 6. Indemnification of Directors and Officers

          Limitation on Liability of Directors

     Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law (the “DGCL”), Paragraph 11 of our certificate of incorporation (the “Certificate”) eliminates the personal liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty, including, without limitation, directors serving on committees of our board of directors. Directors remain liable for (1) any breach of the duty of loyalty to us or our stockholders, (2) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (3) any violation of Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances, and (4) any transaction from which directors derive an improper personal benefit.

          Indemnification and Insurance

          In accordance with Section 145 of the DGCL, which provides for the indemnification of directors, officers, and employees under certain circumstances, Section 7.01 of our By-Laws and Section 11 of our Certificate each grant the Corporation’s officers and directors a right to indemnification, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) for all expenses, liabilities and losses reasonably incurred by each director or officer who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, and such indemnification shall continue as to former directors and officers and shall inure to the benefit of such directors’ and officers’ heirs, executors and administrators; provided, however, that, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by the person seeking indemnification will be granted only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Our By-laws and our Certificate also each provide that officers and directors of the Corporation covered by this indemnification provision shall be entitled to receive advancement of such expenses prior to the final disposition of the proceeding; provided, however, that such advances will only be made upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under such provisions of our By-Laws or Certificate or otherwise.

          Our By-Laws and our Certificate further provide that the indemnification set forth in each document shall not limit or exclude any rights, indemnities or limitations of liability to which any such officer or director may otherwise be entitled, whether as a matter of law, by agreement, vote of the stockholders or disinterested directors of the Corporation, under either of the Certificate of Incorporation or the By-Laws, or otherwise.

          Each of our By-Laws and our Certificate further provides that the Corporation may maintain insurance to protect itself and its officers and directors against such loss, expense and liability, and such insurance shall be effective whether or not the Corporation would have the power to provide to such person the indemnification set forth under the DGCL. The Corporation intends to maintain insurance coverage for its officers and directors as well as insurance coverage to reimburse the Corporation for potential costs of its corporate indemnification of directors.

          Our By-Laws further provide that should any repeal or modification of any of the provisions of Section 7.01 occur, such changes would not adversely affect any right or protection of any director, officer or other person in respect of any proceeding arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

Additional Rights

          Pursuant to an Amended and Restated Employment Agreement dated as of November 7, 2008 the Corporation is required to indemnify (including advancement of expenses) Surya N. Mohapatra to the full extent permitted by law and the Corporation’s By-laws, and to include him as an insured person under the Corporation’s directors’ and officers’ liability insurance policy.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, the Corporation has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claims.

          Not applicable.

Item 8. Exhibits.

          The following Exhibits numbers marked with an asterisk (*) are filed herewith, except as otherwise noted.

Exhibit Description of Document

4.1	Amended and Restated Quest Diagnostics Incorporated Long-Term Incentive Plan for Non-Employee Directors

4.2	Restated Certificate of Incorporation

4.3	Amendment to the Restated Certificate of Incorporation

4.4	Amended and Restated By-Laws of the Registrant

5.1*	Opinion of Shearman and Sterling, LLP

23.1*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on signature page)

Item 9. Undertakings

          (a) The undersigned Registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                              (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (4) The Registrant undertakes that it will submit the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and will make all changes required by the IRS in order to maintain the tax-qualified status of the Plan.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of New Jersey, on October 27, 2009.

Quest Diagnostics Incorporated

By:	/s/ Surya N. Mohapatra

Surya N. Mohapatra, Ph.D.
Chairman of the Board,
President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 27, 2009 below by the following persons in the capacities indicated.

          Each individual whose manual signature appears below constitutes and appoints Michael E. Prevoznik and William J. O’Shaughnessy, Jr., and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, any related registration filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Signatures	Capacity

/s/ Surya N. Mohapatra	Chairman of the Board, President, and Chief Executive Officer

Surya N. Mohapatra

/s/ Robert A. Hagemann	Senior Vice President and Chief Financial Officer

Robert A. Hagemann

/s/ Thomas F. Bongiorno	Vice President, Corporate Controller and Chief Accounting Officer

Thomas F. Bongiorno

/s/ John C. Baldwin, M.D.	Director

John C. Baldwin, M.D.

/s/ Jenne K. Britell, Ph.D	Director

Jenne K. Britell, Ph.D

/s/ William F. Buehler	Director

William F. Buehler

/s/ Rosanne Haggerty	Director

Rosanne Haggerty

/s/ Gary M. Pfeiffer	Director

Gary M. Pfeiffer

/s/ Daniel C. Stanzione, Ph.D.	Director

Daniel C. Stanzione, Ph.D.

/s/ Gail R. Wilensky, Ph.D	Director

Gail R. Wilensky, Ph.D

/s/ John B. Ziegler	Director

John B. Ziegler

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1

Amended and Restated Quest Diagnostics Incorporated Long-Term Incentive Plan for Non-Employee Directors (filed as an Exhibit to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (Date of Report April 24, 2009) and incorporated herein by reference (Commission File Number 001-12215/Film No. 09770113)

4.2

Restated Certificate of Incorporation (filed as an Exhibit to the Corporation’s Current Report on Form 8-K (Date of Report: May 31, 2001) and incorporated herein by reference) (Commission File Number 001-12215/Film No. 1652600)

4.3

Amendment of the Restated Certificate of Incorporation (filed as an Exhibit to the Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (Date of Report July 31, 2006) and incorporated herein by reference (Commission File Number 001-12215/Film No. 06992039)

4.4

Amended and Restated By-Laws of the Registrant (filed as an Exhibit to the Corporation’s current report on Form 8-K (Date of Report: February 13, 2009) and incorporated herein by reference (Commission File Number 001-12215/Film No. 09603741)

5.1*	Opinion of Shearman and Sterling, LLP

23.1*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on signature page)

*Filed herewith.